Exhibit 10.1

SECOND AMENDMENT TO THE CREDIT AGREEMENT

This Second Amendment to the Credit Agreement (“Amendment”) is dated as of April 28. 2017, between by and among GREEN PLAINS CATTLE COMPANY LLC (the “Borrower”), the commercial, banking or financial institutions whose signatures appear on the signature pages hereof or which hereafter become parties to the Credit Agreement (as defined below) (and such commercial, banking or financial institutions are sometimes referred to hereinafter collectively as the “Lenders” and individually as a “Lender”), and BANK OF THE WEST and ING CAPITAL, LLC, as “Joint Administrative Agents”). Borrower , Lenders, and the Joint Administrative Agents agree as follows:

PRELIMINARY STATEMENT. Borrower , Lenders, and the Joint Administrative Agents entered into that certain Credit Agreement dated as of December 3, 2014 (that credit agreement as amended herein and by any and all other modifications or amendments thereto is hereinafter referred to as the “Credit Agreement”; the terms defined in the Credit Agreement are used herein as therein defined). Borrower , Lenders, and the Joint Administrative Agents wish to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.01 Amendment to Schedule 1.01(b) of the Credit Agreement. Schedule 1.01(b) of the Credit Agreement is hereby amended and restated as attached to this Amendment.

Section 1.02 Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by adding or amending and restating (as applicable) the definitions of “Applicable Rate”, “Bail-In Action”, “Bail-In Legislation”, “Defaulting Lender”, “EEA Financial Institution”, “EEA Member Country”, “EEA Resolution Authority”, “EU Bail-In Legislation Schedule”, “Federal Funds Rate”, “Guarantors”, “Guaranty”, “Loan Documents”, “Maturity Date”, “Permitted Distributions”, “Restricted Payment”, “Swingline Sublimit” and “Write-Down and Conversion Powers” as follows:

“Applicable Rate” means, as of May 16, 2017 through November 30, 2017 the lower of Level 3, Level 4 or Level 5 (based on the Three-Month Position Report Excess), rate per annum and from and thereafter, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Three-Month Position Report Excess), it being understood that the Applicable Rate for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate”, (b) Revolving Loans that are Eurodollar Rate loans shall be the percentage set forth under the column “Revolving Loans Eurodollar Rate Loans/LC’s” (c) the Letter of Credit Fee shall be the percentage set forth under the column “Revolving Loans Eurodollar Rate Loans/LC’s”, and (d) the Non-Use Fee shall be the percentage set forth under the column “Non-Use Fee”:

	Three-Month Position Report Excess	Revolving Loans Eurodollar Rate Loans / L/C’s	Revolving Loans/Base Rate	Non Use Fee
Level 1	Less than $5,000,000	3.00%	2.00%	.30%
Level 2	Greater than or equal to $5,000,000, but less than $10,000,000	2.75%	1.75%	.25%
Level 3	Greater than or equal to $10,000,000, but less than $15,000,000	2.50%	1.50%	.25%

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

	Three-Month Position Report Excess	Revolving Loans Eurodollar Rate Loans / L/C’s	Revolving Loans/Base Rate	Non Use Fee
Level 4	Greater than or equal to $15,000,000, but less than $20,000,000	2.25%	1.25%	.20%
Level 5	Greater than $20,000,000	2.00%	1.00%	.20%

Any increase or decrease in the Applicable Rate resulting from a change in the Three Month Position Report Excess shall become effective as of the first Business Day immediately following the date a Borrower Base Certificate is delivered pursuant to Section 6.02(g) reflecting the Three Month Position Report Excess provided, however, that if a Borrower Base Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply, in each case as the first Business Day after the date on which such Borrower Base Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Borrower Base Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (b) the initial Borrower Base Certificate is delivered pursuant to Section 6.02 (g) for the first full three months to occur following the Closing Date to the Joint Administrative Agent. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country Implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has filed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has filed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination , which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of the West on such day on such transactions as determined by the Joint Administrative Agent.

“Guarantors” means, collectively the Subsidiaries of the Borrower as are or may from time to time execute and deliver a Guaranty.

“Guaranty” means a guaranty in form and substance acceptable to the Joint Administrative Agents duly executed by any Guarantor.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter, (e) any Guaranty, (f) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, (g) the Autoborrow Agreement and (h) the Negative Pledge.

“Maturity Date” means April 30, 2020, provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Permitted Distributions” means an amount not to exceed 80% of the Borrower’s pretax net income.

“Restricted Payment” means (a) any dividend or other distribution (including without limitation Permitted Distributions), direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding.

“Swingline Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03 Amendment to Article VI of the Credit Agreement. Sections 6.01 and 6.02 of the Credit Agreement are hereby amended and restated and Section 6.22 is hereby added, all as follows:

6.01 Financial Statements. Deliver to the Joint Administrative Agent and each Lender, in form and detail satisfactory to the Joint Administrative Agent and the Required Lenders:

(a)

Audit Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of GPI (commencing with the fiscal year ended December 31, 2014), a Consolidated and consolidating balance sheet of GPI and its Subsidiaries as at the end of such fiscal year, and the related Consolidated and consolidating statements of income or

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (i) such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of GPI to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of GPI and its Subsidiaries.

(b)	Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter ending March 31, June 30, September 30 and after the fiscal year of the Borrower commencing with the fiscal year ended December 31, 2016 a balance sheet of the Borrower as at the end of such fiscal year, and the related statements of income or operations, changes in members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP subject only to the absence of footnotes (iii) such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the financial statements of the Borrower.

(c)	Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each of the months of each fiscal year of the Borrower (commencing with the fiscal month ended March 31, 2017), except for the fiscal quarter end dates, balance sheet of the Borrower and its Subsidiaries as of the end of such month, and the related Consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Borrower’s fiscal year than ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower who is a Responsible Officer as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(g), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

6.02 Certificates; Other Information.

Deliver to the Joint Administrative Agent and each Lender, in form and detail satisfactory to the Joint Administrative Agent and the Required Lenders:

(a)	Compliance Certificate. With the delivery of the financial statements for the fiscal quarters ending March 31, June 30, September 30, and December 31 within 45 days at the end of each quarter, and within ninety days (90) of the end of each fiscal year’s audited annual financial statement, duly completed Compliance Certificates signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP. Unless the Joint Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b)	Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), as applicable, any updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate.

(c)	[Reserved]

(d)	Changes in Entity Structure. Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of the Borrower or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in entity structure to the Joint Administrative Agent, along with such other information as reasonably requested by the Joint Administrative Agent. Provide notice to the Joint Administrative Agent, not less than ten (10) days prior (or such extended period of time as agreed to by the Joint Administrative Agent) of any change in the Borrower’s legal name, state of organization, or organizational existence.

(e)	Notices. Not later than five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Joint Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Joint Administrative Agent may reasonably request.

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

(f)	Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(g)	Borrowing Base Certificate. As soon as available, but in any event within thirty (30) days after the end of each month, a Borrowing Base Certificate, as at the end of such month, duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

(h)	Operating Plan. An Operating Plan within sixty (60) days after the start of each fiscal year.

(i)	Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Joint Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Joint Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Joint Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Joint Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Joint Administrative Agent or such Lender and (ii) the Borrower shall notify the Joint Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Joint Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Joint Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that the Joint Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”).

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

6.22 Covenant to Guarantee Obligations. The Borrower will cause each of its Subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Joint Administrative Agents, in their reasonable discretion)) become a Guarantor hereunder by way of execution of a Guaranty; provided, however, no Foreign Subsidiary shall be required to become a Guarantor to the extent such Guaranty would result in a material adverse tax consequence for the Borrower. In connection therewith, the Borrower shall give notice to the Joint Administrative Agents not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Joint Administrative Agents in their reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Borrower shall deliver to the Joint Administrative Agents, with respect to each new Guarantor to the extent applicable, such documentation, as reasonably requested by the Joint Administrative Agents.

Section 1.04 Amendment to Sections 7.06, 7.11 and 7.12 of the Credit Agreement. Sections 7.06, 7.11 and 7.12 of the Credit Agreement are hereby amended and restated as follows:

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)	each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)	the Borrower may make Permitted Distributions; and

(c)	the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person.

7.11 Financial Covenants.

(a)	Tangible Net Worth. Permit Tangible Net Worth plus Subordinated Debt at any time to be less than the sum of (i) twenty percent (20%) of the Revolving Commitment, and (ii) an amount equal to 50% of the net income after tax earned each fiscal year commencing with the fiscal year ending after December 31, 2017 (with no deduction for any net loss in any such fiscal year).

(b)	Working Capital. Permit Working Capital at any time to be less than fifteen percent (15%) of the Revolving Commitment for the period of May 16, 2017 through July 30, 2017, commencing with fiscal quarter ending on or nearest to June 30, 2017 and for the period commencing July 31, 2017, commencing with the fiscal quarter ending on or nearest to September 30, 2017.

(c)	Total Debt to Tangible Net Worth. Permit Total Debt to Tangible Net Worth, plus Subordinated Debt, at any time to be greater than 3.50 to 1.

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

Section 7.12. Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower during each fiscal year $10,000,000 excluding from such calculation of Capital Expenditures any Capital Expenditures not to exceed $10,000,000 funded by a capital contribution or from Subordinated Debt; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year (excluding any carry forward available from any prior fiscal year); provided, further, with respect to any fiscal year, Capital Expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry forward amount to the extent applicable; and provided, further, the acquisition of the Hereford Feedlot and the Cargill Feedlots shall be excluded from the calculation of Capital Expenditure for fiscal year 2017.

Section 1.05 Amendment to Section 9.10 of the Credit Agreement. Section 9.10 of the Credit Agreement is hereby amended and restated as follows:

9.10 Collateral Matters and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Joint Administrative Agents, at its option and in its discretion,

(a)	to release any Lien on any property granted to or held by the Joint Administrative Agents under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b)	to subordinate any Lien on any property granted to or held by the Joint Administrative Agents under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(d); and

(c)	to release any Guarantor from its obligations under the Guaranty of such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Joint Administrative Agents at any time, the Required Lenders will confirm in writing the Joint Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Joint Administrative Agents will, at the Borrower’s expense, execute and deliver to the Borrower such documents as such the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

The Joint Administrative Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Joint Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Joint Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 1.06 Amendment to Article XI of the Credit Agreement. Article XI of the Credit Agreement is hereby amended by adding Sections 11.22 and 11.23 as follows:

11.22 EEA Financial Institutions. No Lender is an EEA Financial Institution.

11.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Documents; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 1.07 Effectiveness. This Amendment shall become effective as of May 16, 2017 provided that the Joint Administrative Agents have received (a) counterparts of this Amendment duly executed by the Borrower; (b) an amended and restated revolving notes (the “Notes”, in a form as provided by the Joint Administrative Agents); (c) a resolution of the Borrower; (d) an opinion of counsel for the Borrower in form and substance acceptable to the Joint Administrative Agents, (e) a Negative Pledge in form and substance acceptable to the Joint Administrative Agents; and (f) such other documents, actions or assurances as Lenders or the Joint Administrative Agents may reasonably request.

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

Section 1.08 Representations and Warranties of Borrower.

(a) Borrower is duly organized, validly existing and in good standing under the laws of the State of its formation.

(b) The execution, delivery and performance by Borrower of this Amendment, the Notes and the Credit Agreement, as amended hereby, are within Borrower’s powers, have been duly authorized by all necessary action, if necessary, and do not contravene Borrower’s operating agreement, or any law or any contractual restriction binding on or affecting Borrower , as applicable, or result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the properties.

(c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Amendment, the Notes and the Credit Agreement, as amended hereby.

(d) This Amendment, the Notes and the Credit Agreement, as amended hereby, constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

(e) No event listed in Section 8.01 of the Credit Agreement has occurred and is continuing.

Section 1.09 Reference to and Effect on the Credit Agreement. Upon the effectiveness of Section 1.03 hereof:

(a) On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder” “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended by any prior amendments, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

Section 1.10 Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 1.11 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws (without giving effect to the conflicts of laws principles thereof) of the State of Nebraska.

Section 1.12 Expenses. The Borrower shall pay on demand all costs and expenses incurred by Lenders in connection with the preparation, execution, delivery, filing, and administration of this Amendment (including, without limitation, Attorneys’ Costs incurred in connection with the preparation of this Amendment and advising Lender as to its rights, and the cost of any credit verification reports or field examinations of the Borrower ’ properties or books and records). The Borrower’s obligations to Lenders under this Section 1.07 shall survive termination of this Amendment and repayment of the Borrower ’ Obligations to Lenders under the Credit Agreement.

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Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GREEN PLAINS CATTLE COMPANY LLC

By:	/s/ Jerry L. Peters
Name:	Jerry L. Peters
Title:	Chief Financial Officer

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

BANK OF THE WEST, as Joint Administrative Agent

By:	/s/ Darren Jung
Name:	Darren Jung
Title:	Assistant Vice President

BANK OF THE WEST, as Swingline Lender, and Lender

By:	/s/ Charles Greenway
Name:	Charles Greenway
Title:	Vice President

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

ING CAPITAL LLC, as Joint Administrative Agent, L/C Issuer, and Lender

By:	/s/ Daniel Lamprecht
Name:	Daniel Lamprecht
Title:	Managing Director

and

By:	/s/ Renata Medeiros
Name:	Renata Medeiros
Title:	Vice President

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

RABO AGRIFINANCE, LLC, Lender

By:	/s/ Erwin Sandee
Name:	Erwin Sandee
Title:	Vice President

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

FARM CREDIT SERVICES OF AMERICA, Lender

By:	/s/ Judson Jesske
Name:	Judson Jesske
Title:	Vice President

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

UNITED FCS, PCA, d/b/a FCS COMMERCIAL FINANCE GROUP, Lender

By:	/s/ Jeremy Voigts
Name:	Jeremy Voigts
Title:	Vice President

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

BANK OF AMERICA, N.A., Lender

By:	/s/ Kory Clark
Name:	Kory Clark
Title:	Senior Vice President

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

AMERICAN AGCREDIT, PCA, Lender

By:	/s/ Kyle Lucas
Name:	Kyle Lucas
Title:	Vice President

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

INTRUST BANK, N.A., Lender

By:	/s/ David B. White
Name:	David B. White
Title:	Commercial Relationship Manager

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

AG COUNTRY FARM CREDIT SERVICES, FLCA, Lender

By:	/s/ Nicole Schwartz
Name:	Nicole Schwartz
Title:	Vice President

Bank of the West/Green Plains Cattle Company LLC Second Amendment to the Credit Agreement

SCHEDULE 1.01(b)

Initial Commitments and Applicable Percentages

May 16, 2017 to July 30, 2017

Institution	$200MM Revolver	Pro Rata Share
Bank of the West	$43,333,333.00	21.67%
ING Capital LLC	$43,333,333.00	21.67%
Rabo AgriFinance, LLC	$26,666,667.00	13.33%
Farm Credit Services of America	$26,666,667.00	13.33%
United FCS, PCA, d/b/a FCS Commercial Finance Group	$16,666,667.00	8.33%
Bank of America, N.A.	$13,333,333.00	6.67%
American AgCredit, PCA	$13,333,333.00	6.67%
InTrust Bank, N.A.	$10,000,000.00	5.00%
Ag Country Farm Credit Services, FLCA	$6,666,667.00	3.33%

July 31, 2017 to the Maturity Date

Institution	$300MM Revolver	Pro Rata Share
Bank of the West	$65,000,000.00	21.6666666667%
ING Capital LLC	$65,000,000.00	21.6666666667%
Rabo AgriFinance, LLC	$40,000,000.00	13.3333333333%
Farm Credit Services of America	$40,000,000.00	13.3333333333%
United FCS, PCA, d/b/a FCS Commercial Finance Group	$25,000,000.00	8.3333333333%
Bank of America, N.A.	$20,000,000.00	6.6666666667%
American AgCredit, PCA	$20,000,000.00	6.6666666667%
InTrust Bank, N.A.	$15,000,000.00	5.0000000000%
Ag Country Farm Credit Services, FLCA	$10,000,000.00	3.3333333333%

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